Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter Ended March 31, 2011

Houston, Texas—May 9, 2011-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter ended March 31, 2011.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, had the following comments, “GeoMet realized Adjusted Net Income of $2.2 million for the first quarter of 2011, the fifth consecutive quarter of Adjusted Net Income achieved during a period of low natural gas prices. These results reflect continued focus on our cost structure as well as a return to growth in gas sales volumes after an extended period of minimal development activities.” Mr. Seré added, “In addition, we are excited by the early results of our new hydraulic fracturing program in the Gurnee field and have decided to reallocate an additional $2 million of our capital budget to these efforts during the remainder of the year.”

First Quarter 2011 Financial and Operating Results

For the quarter ended March 31, 2011, GeoMet reported net income of $0.5 million. Included in net income for the quarter ended March 31, 2011 was a $2.9 million, pre-tax, non-cash, mark-to-market loss on derivative contracts. The Company also received net cash payments of $3.5 million from derivative contracts during the quarter ended March 31, 2011. For the quarter ended March 31, 2010, GeoMet reported net income of $6.0 million. Included in net income for the quarter ended March 31, 2010 was a $7.6 million, pre-tax, non-cash, mark-to-market gain on derivative contracts. The Company also received net cash payments of $1.5 million from derivative contracts during the quarter ended March 31, 2010.

For the quarter ended March 31, 2011, GeoMet reported a net loss available to common stockholders of $1.3 million, or $0.03 per fully diluted share. Included in net loss available to common stockholders for the quarter ended March 31, 2011 were non-cash charges of $0.4 million for accretion of preferred stock and $1.3 million for PIK dividends paid on preferred stock. For the quarter ended March 31, 2010, GeoMet reported net income available to common stockholders of $6.0 million, or $0.15 per fully diluted share. No adjustments to net income were required to arrive at net income available to common stockholders as there were no preferred shares outstanding during the quarter ended March 31, 2010.

Adjusted Net Income, which excludes the unrealized loss on derivative contracts and the related tax effect, was $2.2 million for the quarter ended March 31, 2011 as compared to $1.3 million for the prior year quarter. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net Income.

Adjusted EBITDA for the quarter ended March 31, 2011 increased to $6.0 million from $5.7 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income.

Revenues, including the effects of realized gains from gas derivative contracts, remained constant at $11.4 million for the quarter ended March 31, 2011 as compared to the prior year quarter. The average natural gas price, adjusted for realized gains on derivative contracts, was $6.17 per Mcf during the quarter ended March 31, 2011 versus $6.23 per Mcf for the prior year quarter. Revenues, as reported for the quarter ended March 31, 2011 were $7.9 million, as compared to $10.0 million for the prior year quarter. The average natural gas price, unadjusted for hedging activity, for the quarter ended March 31, 2011 was $4.27 per Mcf as compared to the prior year quarter average of $5.43 per Mcf.

Average net gas sales volumes for the quarter ended March 31, 2011 were 20.4 MMcf per day, a 1.1% increase from the prior year quarter.

Capital expenditures for the quarter ended March 31, 2011 were $3.1 million as compared to $1.7 million for the prior year quarter, reflecting the increase in our development activities at our two major fields.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, which have been depressed recently, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter ended March 31, 2011 on May 9, 2011 at 10:30 a.m. Central Time. To participate, dial 888-204-4517 a few minutes before the call begins. Please reference GeoMet, Inc. Passcode 9917001. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be archived on the Company’s website shortly after the end of the call on May 9, 2011. The replay dial in number is 888- 203-1112 Passcode 9917001.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Gas sales	$7,851	$9,884
Operating fees and other	73	74

Total revenues	7,924	9,958
Expenses:
Total production expenses	4,212	4,320
Depreciation, depletion and amortization	1,633	1,645
General and administrative	1,439	1,478
Realized gains on derivative contracts	(3,497)	(1,460)
Unrealized losses (gains) on derivative contracts	2,850	(7,642)

Total operating expenses (gains)	6,637	(1,659)

Operating income	1,287	11,617
Other expenses & interest, net	(831)	(1,236)

Income before income taxes	456	10,381
Income tax expense	5	4,354

Net income	$451	$6,027

Accretion of Preferred Stock	(423)	—
Dividends paid on Preferred Stock	(1,296)	—

Net (loss) income available to common stockholders	$(1,268)	$6,027

(Loss) earnings per share:
Net (loss) income per common share:
Basic	$(0.03)	$0.15

Diluted (1)	$(0.03)	$0.15

Weighted average number of common shares:
Basic	39,470	39,159

Diluted (1)	39,470	39,237

(1)	(Loss) income per common share—diluted for the three months ended March 31, 2011 excluded the effect of outstanding exercisable options to purchase 1,125,318 shares, 383,222 weighted average restricted shares outstanding, and 4,148,538 shares of Series A Convertible Redeemable Preferred Stock (31,911,830 in dilutive shares, as converted, which assumes conversion on the first day of the period) because we reported a net loss available to common stockholders which caused the options and restricted shares to be anti-dilutive. Additionally, in accordance with ASC 260, in computing the dilutive effect of convertible securities, Net (loss) income available to common stockholders is also adjusted to add back any convertible preferred dividends and accretion unless the preferred shares are anti-dilutive. As such, there was no add back to Net (loss) income available to common stockholders for the three months ended March 31, 2011 for Accretion of and dividends paid for Series A Convertible Redeemable Preferred Stock of $423,143 and $1,296,418, respectively, in computing (Loss) income per common share—diluted as the preferred shares were anti-dilutive.

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$625	$537
Accounts receivable	2,332	2,600
Inventory	832	1,002
Derivative asset – natural gas hedges	5,194	7,088
Other current assets	836	952

Total current assets	9,819	12,179

Property and equipment – net	107,581	106,087

Other noncurrent assets:
Derivative asset – natural gas hedges	1,231	2,187
Deferred income taxes	47,832	48,203
Other	1,285	1,430

Total other noncurrent assets	50,348	51,820

TOTAL ASSETS	$167,748	$170,086

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,766	$5,950
Accrued liabilities	1,816	2,306
Deferred income taxes	1,841	2,207
Derivative liability – interest rate swaps	—	5
Asset retirement liability	34	33
Current portion of long-term debt	86	133

Total current liabilities	9,543	10,634

Long-term debt	78,841	80,863
Asset retirement liability	5,618	5,466
Other long-term accrued liabilities	33	41

TOTAL LIABILITIES	94,035	97,004

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	23,797	22,074
Stockholders’ equity	49,916	51,008

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY	$167,748	$170,086

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$3,901	$4,736
Net cash used in investing activities	(1,751)	(1,417)
Net cash used in financing activities	(2,065)	(3,251)
Effect of exchange rates changes on cash	3	20

Increase in cash and cash equivalents	88	88
Cash and cash equivalents at beginning of period	537	974

Cash and cash equivalents at end of period	$625	$1,062

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended March 31,
	2011	2010
Net sales volumes (MMcf)	1,840	1,820
Per Mcf data ($/Mcf):
Average natural gas sales price	$4.27	$5.43
Differential to NYMEX (1)	$0.17	$0.13
Average natural gas sales price realized (2)	$6.17	$6.23
Adjusted lease operating expense (3)	$1.58	$1.67
Compression expenses	$0.33	$0.38
Transportation expense	$0.17	$0.17
Production taxes (4)	$0.17	$0.11
Total production expenses, as adjusted (3)	$2.25	$2.33
Depletion	$0.83	$0.83

POND CREEK FIELD

	Three Months Ended March 31,
	2011	2010
Net sales volumes (MMcf)	1,362	1,295
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)	$1.23	$1.33
Compression expense	$0.31	$0.34
Transportation expense	$0.22	$0.24
Production taxes	$0.17	$0.18
Total production expenses, as adjusted (3)	$1.93	$2.09

GURNEE FIELD

	Three Months Ended March 31,
	2011	2010
Net sales volumes (MMcf)	436	474
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)	$2.60	$1.98
Compression expense	$0.32	$0.37
Production taxes (4)	$0.21	$(0.07)
Total production expenses, as adjusted (3)	$3.13	$2.28

(1)	The difference between the average natural gas price for the period, before the impact of gains on derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes
(2)	Average realized price includes the effects of realized gains on derivative contracts.
(3)	Produced water disposal fees are recorded as operating fees on the Statement of Operations. Lease operating expense per Mcf has been adjusted for produced water disposal fees because the fees are not reflected in the net gas sales volumes. See Reconciliation of Adjusted Lease Operating Expense.
(4)	The negative production taxes per Mcf in the prior year were due to a refund received in March 2010 for production taxes related to our Gurnee field.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At March 31, 2011, we had the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price
April through October 2011	856,000	$6.37
April through October 2011	856,000	$5.37
April through October 2011	856,000	$5.43
November 2011 through March 2012	608,000	$7.12
November 2011 through March 2012	608,000	$6.12
November 2011 through March 2012	912,000	$5.08
April through October 2012	856,000	$5.73
April through October 2012	1,712,000	$4.94
November 2012 through March 2013	604,000	$6.42
November 2012 through March 2013	906,000	$5.50

	8,774,000

Our production is sold at an “all-in” price which includes the market price for natural gas plus a “basis differential”. In January 2011, we agreed to sell gross volumes of 16,000 MMBtu/day of natural gas from our Pond Creek field for the period February 2011 through March 2012 through a forward physical sale contract with our existing purchaser at a price equal to the last day settlement price for the NYMEX contract for the month of sale plus a basis differential of $0.15, $0.115, and $0.13 for the periods February 2011 through March 2011, April 2011 through October 2011, and November 2011 through March 2012, respectively. Additionally, we fixed the NYMEX settle on a portion of the aforementioned forward sale as follows:

Period	Volume (MMBtu)	Fixed Market Price	Fixed Basis Differential	All-In Price
April through October 2011	856,000	$4.80	$0.115	$4.915
November 2011 through March 2012	456,000	$5.20	$0.130	$5.330

	1,312,000

The remaining volumes giving effect for the fixed amounts denoted above are as follows:

Period	Volume (MMBtu)	Fixed Basis Differential
April through October 2011	2,568,000	$0.115
November 2011 through March 2012	1,976,000	$0.130

	4,544,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(In thousands)

	Three Months Ended March 31,
	2011	2010
Net income	$451	$6,027
Add: Interest expense, net of interest income and amounts capitalized	836	1,218
(Deduct) Add: Other (income) expense	(5)	18
Add: Income tax expense	5	4,354
Add: Depreciation, depletion and amortization	1,633	1,645
Add (Deduct): Unrealized losses (gains) on derivative contracts	2,850	(7,642)
Add: Stock based compensation	134	(10)
Add: Accretion expense	135	121

Adjusted EBITDA	$6,039	$5,731

The table above reconciles net income to Adjusted EBITDA. Adjusted EBITDA is defined as net income before net interest expense, other non-operating income, income taxes, depreciation, depletion and amortization before unrealized losses (gains) on derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that effect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO NET INCOME

(In thousands)

	Three Months Ended March 31,
	2011	2010
Net income	$451	$6,027
Unrealized losses (gains) on derivative contracts, net of tax	2,850	(7,642)
Effect of income taxes	(1,089)	2,919

Adjusted Net Income	$2,212	$1,304

The table above reconciles net income to Adjusted Net Income. Adjusted Net Income is calculated by eliminating unrealized losses (gains) on derivative contracts and the related tax effect from net income to arrive at Adjusted Net Income. The tax effect is determined by calculating the tax provision for GAAP net income and comparing the results to the tax provision for Adjusted Net Income, which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income is a non-GAAP financial measure, we believe it is useful information for investors because the unrealized losses (gains) relate to derivative contracts that hedge our production in future months. The gains or losses associated with derivative contracts that hedge current production are recognized in net income and are not eliminated in determining Adjusted Net Income. The adjustment better matches gains or losses on derivative contracts with the period when the underlying hedged production occurs. Adjusted Net Income should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Net Income excludes some, but not all, items that effect net income and operating income and these measures may vary among companies. Therefore, our Adjusted Net Income may not be comparable to similarly titled measures of other companies.

GEOMET, INC.

RECONCILIATION OF ADJUSTED LEASE OPERATING EXPENSE

(In thousands)

	Three Months Ended March 31,
	2011	2010
Lease operating expense	$2,973	$3,107
Deduct: Produced water disposal fees	73	74

Adjusted lease operating expense	$2,900	$3,033

The table above reconciles lease operating expense to adjusted lease operating expense. Adjusted lease operating expense is calculated by eliminating the produced water disposal fees from lease operating expense to arrive at adjusted lease operating expense. Although adjusted lease operating expense is a non-GAAP measure, we believe it is useful information for investors because produced water disposal fees are recorded as operating fees on the Statement of Operations. Lease operating costs per Mcf are adjusted for produced water disposal fees because the fees are not reflected in the net gas sales price. The adjustment better matches lease operating expense with the associated natural gas sales revenues.